EXHIBIT 99.01

FOR IMMEDIATE RELEASE

For more information contact:
Mark C. Brown, Senior Vice President and Chief Financial Officer (703) 247-2514
Sonya Udler, Vice President, Corporate Communications (703) 247-2517 sonya.udler@strayer.edu

STRAYER EDUCATION, INC. REPORTS RECORD
SECOND QUARTER 2004 ENROLLMENT, REVENUES AND EARNINGS

-- Strayer Second Quarter Revenues Up 27% --
-- Strayer Second Quarter Diluted EPS of $0.75, Up 25% --
-- Strayer Summer 2004 Total Enrollments Up 22%, Online Enrollments Up 63% --
-- Two Campuses in Atlanta, Georgia Successfully Opened for Summer Term --

ARLINGTON, Va., August 5, 2004 — Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three months ended June 30, 2004. Financial highlights are as follows:

Three Months Ended June 30

•	Revenues for the three months ended June 30, 2004 increased 27% to $46.8 million, compared to $37.0 million for the same period in 2003, due to increased enrollment and a 5% tuition increase which commenced in January 2004.

•	Income from operations rose 31% to $18.4 million from $14.0 million for the same period in 2003. Operating income margin was 39.2% compared to 38.0% for the same period in 2003.

•	Net income rose 29% to $11.4 million compared to $8.8 million for the same period in 2003. Earnings per diluted share rose 25% to $0.75 compared to $0.60 for the same period in 2003, as diluted weighted average shares outstanding increased to 15,164,000 from 14,779,000 for the same period in 2003.

Six Months Ended June 30

•	Revenues for the six months ended June 30, 2004 increased 26% to $92.9 million, compared to $73.7 million for the same period in 2003, due to increased enrollment and a 5% tuition increase effective for 2004.

•	Income from operations rose 31% to $36.9 million from $28.1 million for the same period in 2003. Operating income margin was 39.7%, compared to 38.2% for the same period in 2003.

•	Net income rose 29% to $22.9 million compared to $17.7 million for the same period in 2003. Earnings per diluted share rose 26% to $1.51 compared to $1.20 for the same period in 2003, as diluted weighted average shares outstanding increased to 15,128,000 from 14,709,000 for the same period in 2003.

"We are pleased with our financial results and strong enrollment in the second quarter," said Robert Silberman, Chairman and Chief Executive Officer of Strayer Education, Inc. "During the second quarter we successfully opened two Atlanta-based campuses in time for the summer term. We now look forward to the opening of our third Philadelphia campus for the fall term."

Balance Sheet and Cash Flow

At June 30, 2004, the Company had cash, cash equivalents and marketable securities (a diversified, no load, short-term, tax exempt bond fund) of $116.7 million and no debt. The Company generated $26.3 million from operating activities in the first six months of 2004. Capital expenditures were $5.1 million for the same period.

In the second quarter, as part of a previously announced common stock repurchase authorization, the Company spent $21.2 million for the repurchase of 180,568 shares of common stock at an average price of $117.22 per share. The remaining amount available for repurchase under this program is $15.6 million.

In the second quarter 2004, bad debt expense as a percentage of revenue was 2.2% compared to 1.9% for the same period in 2003. Days sales outstanding, adjusted to exclude tuition receivable related to future quarters, was nine days at the end of the second quarter 2004, compared to seven days for the same period in 2003.

Student Enrollment

Enrollment at Strayer University for the 2004 summer term increased 22% to 17,028 students compared to 13,928 for the same term in 2003. Across the Strayer University campus network, both new student enrollments and continuing student enrollments increased 22%. Out of Area Online students increased 63%, while students taking 100% of their classes online (including campus-based students) increased 47%.

Student Enrollment

	Summer 2003	Summer 2004	% Change
Campus Based Students:
New Campuses (13 in operation 3 or less years)
Classroom	681	1,412	107%
Online	723	1,778	146%
Total New Campus Students	1,404	3,190	127%
Mature Campuses (16 in operation 4 or more years)
Classroom	7,165	6,652	-7%
Online	4,248	5,370	26%
Total Mature Campus Students	11,413	12,022	5%
Total Campus Based Students	12,817	15,212	19%
Online Based Students (out of area)	1,111	1,816	63%
Total Students	13,928	17,028	22%
Total Students Taking 100% of Courses Online	6,082	8,964	47%
Total Students Taking at Least 1 Course Online	7,503	10,775	44%

New Campus/New State Openings

The Company reported today that it successfully opened two new campuses in Atlanta, Georgia for the summer term. The Company also announced that it will open one new campus in Philadelphia, Pennsylvania for the 2004 fall term, its third campus in that area. This will bring the total number of Strayer University campuses to 30.

Expanded Online Course Offerings

Strayer University Online is offering 693 online classes in the 2004 summer term, with all academic programs now available asynchronously.

Conversion of Series A Convertible Redeemable Preferred Stock

As previously announced, the Company has converted all of its remaining outstanding Series A Preferred Shares (including all shares accrued thereon through June 28, 2004). The Series A Preferred Stockholders received 875,120 common shares of the Company as a result of the conversion. This transaction has no impact on diluted shares outstanding since it had already included the assumed conversion of these preferred shares.

Dividend Policy

The Company announced today that it is increasing its annual common stock dividend to $0.50 per share from $0.26 per share. This increase in annual dividend will result in a quarterly dividend payment of $0.125 per share. The Company also reported that it is changing the timing of its dividend announcements and subsequent payment dates to correspond with its quarterly earnings releases. As a result, the third quarter dividend will now be paid on December 10 instead of in October. The Company intends to make subsequent dividend payments on a quarterly basis on March 10, June 10, September 10, and December 10 of each year. The dividend record date will be announced in the quarterly earnings release and will precede the dividend payment date by approximately two weeks. With the rescheduling this year of the third quarter dividend payment from October to December, the $0.50 annual dividend will be prorated over a five month period instead of three, resulting in a dividend payment of $0.21 per share on December 10, 2004.

Business Outlook

Based on the strong enrollment growth announced for the 2004 summer term, partly offset by the acceleration of its 2004 campus opening schedule, the Company estimates third quarter 2004 diluted EPS will be in the range of $0.31 - $ 0.33.

Stock Option Activity

In the second quarter 2004, the Company granted 45,000 additional stock options to key executives. These options had an exercise price of $119.72 per share (the fair market value on the date of the grant), vest in four years, and expire eight years from the date of grant.

The Company uses the intrinsic-value-based method of accounting for its stock option plan. Under this method, compensation expense is the excess, if any, of the quoted market price of the stock at grant date over the amount an employee must pay to acquire the stock. Had compensation expense been determined based on the fair value of the options at grant dates computed by the Black-Scholes methodology, the Company estimates net income and diluted net income per share would have been $10.9 million and $0.72 per share, respectively, for the three months ended June 30, 2004, and $21.6 million and $1.43 per share, respectively, for the six months ended June 30, 2004.

The following assumptions were used to estimate fair value as of the date of grant using the Black-Scholes option pricing model:

	2003	2004
Dividend yield	0.5%	0.24%
Risk-free interest rates	3.0%	3.8%
Volatility	40%	34%
Expected option term (years)	5.2	6.1
Weighted average fair value of options granted during the year	$21.88	$47.70

Calculation of Total Potential Share Issuance

The table below sets forth the Company's total current and potential common shares outstanding (in thousands):

Current
Common shares issued and outstanding at 6/30/04	14,835
Issued stock options using Treasury Stock Method	359
Total current	15,194

Potential
Total issued stock options, less options accounted for using the Treasury Stock Method above	486
Authorized but unissued options	286
Total potential	772
Total current and potential common shares	15,966

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its second quarter 2004 earnings on August 5, 2004 at 10:00 a.m. ET. To participate on the live call, investors should dial (800) 289-0468 10 minutes prior to the start time. In addition, the call will be available via live Webcast over the Internet. To access the live Webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (888) 203-1112 (pass code 166923) starting at 3:00 p.m. (ET) on Thursday, August 5 and will be available through Tuesday, August 10, and archived at www.strayereducation.com for 90 days.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer's mission is to make higher education achievable and convenient for working adults in today's economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, and public administration to more than 20,000 working adult students at 30 campuses in 8 states in the eastern United States and worldwide via the Internet through Strayer University Online. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

This press release contains statements that are forward looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 "(Reform Act)". The statements are based on the Company's current expectations and are subject to a number of uncertainties and risks. In connection with the Safe Harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company's actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as state and regional regulatory requirements, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks associated with the acquisition of existing educational institutions, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

STRAYER EDUCATION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months ended June 30,			For the six months ended June 30,
	2003	2004	% Change	2003	2004	% Change
Revenues	$36,965	$46,811	27%	$73,659	$92,917	26%
Costs and expenses:
Instructional and educational support	13,261	16,533	25%	26,092	31,724	22%
Selling and promotion	4,947	6,320	28%	9,836	12,404	26%
General and administrative	4,724	5,596	18%	9,601	11,916	24%
	22,932	28,449	24%	45,529	56,044	23%
Income from operations	14,033	18,362	31%	28,130	36,873	31%
Operating Income Margin	38.0%	39.2%		38.2%	39.7%
Investment and other income	587	364	(38%)	1,162	682	(41%)
Income before income taxes	14,620	18,726	28%	29,292	37,555	28%
Provision for income taxes	5,779	7,323	27%	11,579	14,685	27%
Net income	8,841	11,403	29%	17,713	22,870	29%
Preferred stock dividends and accretion	1,281	279	(78%)	2,555	1,389	(46%)
Net income available to common stockholders	$7,560	$11,124	47%	$15,158	$21,481	42%
Basic net income per share	$0.71	$0.80	13%	$1.42	$1.70	20%
Diluted net income per share	$0.60	$0.75	25%	$1.20	$1.51	26%
Common dividend per share	$0.065	$0.065		$0.13	$0.13
Weighted average shares outstanding
Basic	10,666	13,957		10,659	12,631
Diluted	14,779	15,164		14,709	15,128

STRAYER EDUCATION, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	At December 31, 2003	At June 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$82,089	$90,956
Marketable securities available for sale, at fair value	25,951	25,753
Income taxes receivable	—	4,136
Tuition receivable, net of allowances for doubtful accounts	35,997	35,644
Student loans receivable – held for sale	65	12
Other current assets	1,656	3,838
Total current assets	145,758	160,339
Property and equipment, net	35,930	38,433
Restricted cash	500	500
Other assets	368	358
Total assets	$182,556	$199,630
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,127	$5,938
Accrued expenses	2,329	1,572
Income taxes payable	2,898	—
Dividends payable	1,510	1,138
Unearned tuition	39,134	37,180
Total current liabilities	50,998	45,828
Deferred income taxes	228	692
Long-term liabilities	2,666	3,667
Total liabilities	53,892	50,187
Series A convertible redeemable preferred stock	95,686	—
Stockholders' equity:
Common stock	107	148
Additional paid-in capital	59,838	156,751
Retained earnings (accumulated deficit)	(26,918)	(7,306)
Accumulated other comprehensive income (loss)	(49)	(150)
Total stockholders' equity	32,978	149,443
Total liabilities and stockholders' equity	$182,556	$199,630

STRAYER EDUCATION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Amounts in thousands)

	For the six months ended June 30,
	2003	2004
Cash flow from operating activities:
Net income	$17,713	$22,870
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred rent	101	327
Depreciation and amortization	2,136	2,564
Provision for student loan losses	72	(147)
Deferred income taxes	(81)	(124)
Changes in assets and liabilities:
Tuition receivable, net	63	353
Other current assets	(224)	(1,155)
Other assets	—	10
Accounts payable	280	811
Accrued expenses	(261)	(757)
Income taxes payable	822	3,307
Unearned tuition	(931)	(1,954)
Student loans originated	(4,288)	(723)
Collections on student loans receivable and held for sale	4,166	879
Net cash provided by operating activities	19,568	26,261
Cash flows from investing activities:
Purchases of property and equipment	(2,385)	(5,067)
Purchases of marketable securities	(8,000)	—
Net cash used in investing activities	(10,385)	(5,067)
Cash flows from financing activities:
Common dividends paid	(1,384)	(1,600)
Preferred dividends paid	(1,630)	(1,510)
Repurchase of common stock	—	(21,166)
Proceeds from exercise of stock options	2,111	11,949
Net cash provided by (used in) financing activities	(903)	(12,327)
Net increase (decrease) in cash and cash equivalents	8,280	8,867
Cash and cash equivalents – beginning of period	49,135	82,089
Cash and cash equivalents – end of period	$57,415	$90,956